                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant / X /
Filed by a Party other than the Registrant /  /

Check the appropriate box:

/ X / Preliminary Proxy Statement
/   / Confidential, for use of the Commission Only (as permitted by Rule
14a-6(e)(2))
/   / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Section 240.14a- ll(c) or 240.14a-12

The Flight International Group, Inc.
------------------------------------
 (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / $125 per Exchange Act Rules 0-ll(c)(l)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A (to be paid electronically).
/   / $500 per each party to the controversy pursuant to Exchange Act Rule
14a-6(i)(3).
/   / Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-
11.

         1) Title of each class of securities to which transaction applies:
         ----------------------------------------------------------------------
         2) Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ----------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------
         5) Total fee paid:
          ---------------------------------------------------------------------

/  / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the Date of its filing.

         1) Amount Previously Paid:
                                   --------------------------------------------
         2) Form, Schedule or Registration Statement No.:
                                                         ----------------------
         3) Filing Party:
                         -------------------------------------
         4) Date Filed:
                         -------------------------------------

               [The Flight International Group, Inc. Letterhead]


                                                   November _____, 1996


Dear Shareholder:

         You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on Tuesday, December 10, 1996, at 11:00 A.M., local time, at the Company's offices at Newport News/Williamsburg International Airport, Newport News, Virginia.

         As set forth in the formal Notice of Meeting and in the accompanying Proxy Statement, in addition to asking you to elect directors and to ratify the appointment of BDO Seidman as the independent auditors of the Company, we are asking you to consider and approve a proposal to authorize an additional 9,000,000 shares of Common Stock.

         The Board of Directors has approved the proposals and believes they are in the best interests of all of the Company's shareholders. We urge you to read the accompanying Proxy Statement carefully. At the Meeting, the Board of Directors will also report on the affairs of the Company, including its first full fiscal year of operations since its emergence from bankruptcy on December 27, 1994. After the formal part of the meeting we will have a discussion period for questions and comments of general interest to shareholders.

         We look forward to greeting personally those shareholders who are able to attend the meeting; however, whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

         Thank you for your cooperation.

                                                        Very truly yours,


                                                        David E. Sandlin
                                                        Chairman of the Board

                      THE FLIGHT INTERNATIONAL GROUP, INC.
                NEWPORT NEWS/WILLIAMSBURG INTERNATIONAL AIRPORT
                          NEWPORT NEWS, VIRGINIA 23602

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders of The Flight International Group, Inc. (the "Company") will be held at the Company's offices at Newport News/Williamsburg International Airport, Newport News, Virginia, on Tuesday, December 10, 1996 at 11:00 a.m., or at any adjournment of the meeting, to consider and vote upon the following matters, as explained more fully in the accompanying Proxy Statement:

1.       To elect the Board of Directors.

2. To consider and act upon a proposal to increase the authorized number of shares of capital stock of the Company from 1,000,000 to 10,000,000 shares of New Common Stock, $.01 par value per share.

3. To ratify the selection of BDO Seidman, independent certified public accountants, as the Company's independent auditors for the year ending April 30, 1997.

4. To transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

         Only shareholders of record at the close of business on November 15, 1996 are entitled to notice of and to vote at the Annual Meeting. Shareholders who are unable to attend the Annual Meeting are requested to complete, date and return the enclosed form of proxy and return it promptly in the envelope provided.

         Shareholders who attend the annual meeting may revoke their proxy and vote their shares in person.




                                        Ann P. Campbell
                                        Secretary

Newport News, Virginia, U.S.A.
November _____, 1996

                      THE FLIGHT INTERNATIONAL GROUP, INC.
                NEWPORT NEWS/WILLIAMSBURG INTERNATIONAL AIRPORT
                          NEWPORT NEWS, VIRGINIA 23602

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement is mailed to holders ("Shareholders") of shares of the New Common Stock, par value $.01 per share ("Common Stock") of The Flight International Group, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on December 10, 1996 and at any adjournments of the meeting (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, December 10, 1996, at 11:00 A.M. local time, at Newport News/Williamsburg International Airport, Newport News, Virginia.

         At the Annual Meeting the Shareholders will vote upon: (1) the election of six directors; (2) a proposal to increase the authorized number of shares of Common Stock from 1,000,000 to 10,000,000; and (3) the ratification of the selection of BDO Seidman, independent certified public accountants, as the Company's independent auditors for the year ending April 30, 1997. Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

         Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy materials are first being mailed to Shareholders on or about October _____. Proxies will be solicited primarily by mail. Certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation for such efforts, may solicit proxies by telephone, facsimile, electronic mail or other personal contact. The Company will bear the cost of soliciting proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

         Proposals of Shareholders intended to be presented at the Company's 1997 Annual Meeting must be received at the Company's offices at Newport News/Williamsburg International Airport, Newport News, VA 23602, Attention: Ann
P. Campbell, Corporate Secretary, no later than June ________, 1997, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

REVOCABILITY AND VOTING OF PROXY

         A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shares represented by duly executed proxies will be voted in accordance with Shareholders' instructions. If you sign the proxy, but do not fill in a vote, your shares will be voted in accordance with the Directors' recommendations. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, or by a shareholder voting in person at the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

         Shareholders of record at the close of business on November 15, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. On the Record Date, the Company had outstanding and entitled to vote at the Annual Meeting 989,976 shares of Common Stock. Shareholders as of the Record Date will be entitled to one vote for each share held, with no shares having cumulative voting rights. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Shares of Common Stock are counted for quorum purposes if they are represented for any purpose at the Annual Meeting other than solely to object to holding the Annual Meeting or transacting business at the Annual Meeting. Assuming a quorum is present, for the election of directors a plurality of the shares voting must vote in the affirmative. The affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote, is required for the adoption of Proposal 2. The approval of any other matter coming before the Annual Meeting requires that a majority of the shares voting must vote in the affirmative. Abstentions and broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for Shareholder consideration. Consequently, so long as a quorum is present, abstentions and broker non-votes have no effect on the outcome of any vote.


                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

         The following table sets forth information as of October 1, 1996, regarding the beneficial ownership of the Company's Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, and (iii) all directors and officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

Name and                                           Amount and
Address of                                         Nature of
Beneficial                                         Beneficial
Owner                                              Ownership                 Percent of Class
---------                                          ---------                 ----------------
Flight Partners Limited., L.P. ("FPP")             60,000                    6.01%
c/o Lincolnshire Management, Inc.
780 Third Avenue
New York, NY 10017
Attention: Mr. William F. Wolffer, Jr.

Michigan National Bank                             103,985                   10.41%(1)
2777 Inkster Road
Mail Code 10-60
Farmington Hills, MI 48334-5326
Attention: Otto Wilhelm, Vice President


SouthTrust Bank of Alabama, N.A.                   105,435                   10.55%(1)
112 N. 20th Street, 3rd Floor
Birmingham, AL 35203
Attention:  Mr. Lee Brown, Senior V.P.

First Tennessee National Bank Assn.                54,073                    5.41%(1)
Box 84
Memphis, TN 38101
Attention: Gary Rick, Vice President

LeasePlan USA, Inc.                                61,341                    6.14%(1)
180 Interstate North Parkway, Suite 400
Atlanta, GA 30339
Attention: John Stasiowski, Vice President

David E. Sandlin                                   195,000                   19.5%
c/o The Flight International Group, Inc.
Newport News/Williamsburg
  International Airport
Newport News, Virginia  23602

Wayne M. Richmon                                    50,000                   5.0%
c/o The Flight International Group, Inc.
Newport News/Williamsburg
  International Airport
Newport News, Virginia  23602

Gary D. Reinhart                                   - 0 -                     ---
c/o The Flight International Group, Inc.
Newport News/Williamsburg
  International Airport
Newport News, Virginia 23602

Ann P. Campbell                                    - 0 -                     ---
c/o The Flight International Group, Inc.
Newport News/Williamsburg
  International Airport
Newport News, Virginia  23602

C. Lofton Fouts, Jr.                               - 0 -                     ---
6690 Knollwood Circle
Douglasville, GA 30135

John R. Bone                                       145,000                   14.5%
P.O. Box 217, 64 College Street
Newman, GA 30263

James N. Lingan                                    - 0 -                     ---
2531 Jefferson Davis Highway
Building NC3
Arlington, VA 22202

Vice Admiral Richard M. Dunleavy (Ret.)            - 0 -                     ---
2220 Sandpiper Road
Virginia Beach, VA 23456

ALL DIRECTORS AND
EXECUTIVE OFFICERS
AS A GROUP (8 individuals)                         390,000                   39.0%
                                                   -------                   -----

-------------------------------

(1) Pursuant to the Company's Joint Plan of Reorganization dated August 31, 1994, as amended, as approved by the bankruptcy court, 510,000 shares of Common Stock were issued to unsecured creditors and certain other claimants of the Company and certain related entities, including these shareholders (the "Creditor Shareholders"). The Company disputed, however, claims to approximately 200,000 of such shares to certain creditors. As to the remaining disputed claims, the Company is holding stock certificates issued to these creditors (on the basis of assuming that these creditors' claims were wholly justified), and is currently attempting to resolve such disputes in the Bankruptcy Court. As of the date of this Proxy Statement, the Company has resolved all such disputed claims, subject to final paperwork in certain cases. The resolution of such disputes has resulted and will continue to result in fewer shares being delivered to such creditors than were issued pursuant to the Plan and which are being held by the Company. The shares which will not be delivered to these creditors will be canceled and reissued pro rata to the remaining Creditor Shareholders, including certain of these shareholders, whose absolute and percentage ownership would thereby increase. A final distribution of the remaining shares is expected by December 31, 1996.


                               PROPOSAL NUMBER 1
                           ELECTION OF SIX DIRECTORS

         Six directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

         The nominees, their ages, the year in which each became a director and their positions with the Company are as follows:

Name                                               Age      Date of Election         Position
----                                               ---      ----------------         --------
David E. Sandlin                                   52       March 30, 1994           Chairman, President, Director

Wayne M. Richmon                                   39       February 13, 1995        Executive Vice President, Treasurer, Chief
                                                                                     Financial Officer, Director

C. Lofton Fouts, Jr.                               64       February 13, 1995        Director

John R. Bone                                       45       February 13, 1995        Director

James N. Lingan                                    48       May 24, 1995             Director

Vice Admiral Richard M. Dunleavy (Ret.)            63       May 24, 1995             Director

         Each nominee's business experience during the past five years is described below:

         David E. Sandlin. Mr. Sandlin has been Chairman, President and a Director of the Company and its subsidiaries since March 30, 1994, and was formerly President of Flight International's Sales and Leasing Division. Mr. Sandlin has been involved in aircraft marketing and management since 1978. He has worked in various capacities for Cessna and Dassault and has extensive experience with Learjets. In 1990 he founded DESCO Aviation Consultants International ("DESCO") and is an officer, director and 50% shareholder of Maritime Sales & Leasing, Inc. ("Maritime"), a major lessor of turbine aircraft. Maritime has leased a total of thirteen aircraft to FII. Prior to FII's sale of FIATC, Maritime had leased certain aircraft and a simulator to FIATC. Maritime also leases aircraft to Sentel Corp., which has been a competitor of FII and a maintenance and parts customer of FII. FII also is a
subcontractor of Sentel Corp. for contract flying services.   Mr. Sandlin also
is a one-third owner of The Aviation Company ("TAC"), which has leased one
aircraft to the Company.   With relation to three particular Learjets owned by
the Company, an arrangement was made in May 1996 whereby Maritime would purchase the aircraft from the Company, lease them back to the Company and pay off Michigan National Bank (the entity that financed the aircraft). See "Certain Relationships and Related Transactions."

         Wayne M. Richmon. Mr. Richmon, Executive Vice President, Treasurer, Chief Financial Officer and Director, joined the Company in 1993, and is responsible for finance, corporate administration, human resources, management information services and contract administration. Prior to joining the Company, he served previously as Chief Financial Officer for American Systems Engineering Company and held management positions at two national "big six" accounting firms, specializing in government contract and consulting services. Mr. Richmon is a CPA registered in the State of Virginia.

         C. Lofton Fouts, Jr. Mr. Fouts, Director, has been involved in the aviation industry for 29 years. He wrote the original Piper Flite Center training syllabus, the first standardized flight program used nationwide in the general aviation industry. In 1988, Mr. Fouts formed Lofton Fouts & Associates, Inc., a general aviation consulting business specializing in sales, acquisitions and mergers of fixed base operations and related aviation businesses.

         John R. Bone. Mr. Bone, Director, is President of Global Jet, a corporate aircraft sales and brokerage firm, and is an officer, director and 50% shareholder of Maritime. Mr. Bone studied aeronautical engineering at Northrup University. He is an A&P mechanic, has worked as Chief Pilot for major U.S. companies and currently is a pilot with a major United States airline. Global Jet, with Mr. Bone, has been instrumental in developing the fleet of Learjets for Phoenix Air Group, a competitor of FII. See "Certain Relationships and Related Transactions."

         James N. Lingan. Mr. Lingan, Director, is a principal with KPMG Peat Marwick LLP in Washington, D.C. Mr. Lingan supervises a staff which provides consulting and advisory services to Department of Defense weapons acquisitions programs. Mr. Lingan has served more than 10 years in the United States Navy and is a Captain in the Navy Reserve.

         Vice Admiral Richard M. Dunleavy (Ret.). Admiral Dunleavy, Director, was formerly Assistant Chief of Naval Operations (Air Warfare). Admiral Dunleavy joined the Staff of the Chief of Naval Operations in 1976. From 1978 to 1979 he was Commanding Officer of the USS Ponchatoula and assumed command of the USS Coral Sea in 1979. In 1981 he was selected as Commander of U.S. Naval Forces in the Philippines and later became Commander, Carrier Group FOUR/Commander Striking Force Atlantic. From 1986 to 1989 he was Commander, Naval Air Force, U.S. Atlantic Fleet. Admiral Dunleavy's military awards include a Distinguished Service Medal, three Legions of Merit, eight Air Medals and four Navy Commendation Medals.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         No reports on Forms 3 or 4 were furnished to the registrant during the fiscal year ended April 30, 1995. During the bankruptcy and as a result of the implementation of the Plan, new directors and officers were appointed and the mix of shareholders of the Company changed dramatically. Thus, the Company is aware that each of the current officers and directors listed above should have filed a Form 3 upon taking office, but did not do so in a timely fashion. All such officers and directors filed Forms 3 during July 1995, all of which were furnished to the registrant. The Forms so filed did contain, and when due should have contained, information concerning one acquisition by three such directors (Messrs. Sandlin, Richmon and Bone) of shares of Common Stock pursuant to the Plan. The only shares of Common Stock owned of record by officers and directors are those issued pursuant to the Plan.

         In addition, in November 1995, by virtue of issuances of additional shares as a result of settlement with certain creditors of the Company, Michigan National Bank ("MNB") and SouthTrust Bank of Alabama, N.A. ("SouthTrust") each became owners of 10% of the outstanding Common Stock, but the Company never received, nor does the Company believe these shareholders filed, Forms 3 or 5.

         No shareholder other than MNB and SouthTrust and the officers and directors owns of record more than ten percent (10%) of the issued and outstanding shares of Common Stock.

BOARD OF DIRECTORS MEETINGS

         During the fiscal year ended April 30, 1996, there were three meetings of the Company's Board of Directors. Each of the six directors attended all such meetings, except that Mr. Bone did not attend the meeting of the Board of Directors on March 28, 1996.

         The Board of Directors does not have standing audit, nominating or compensation committees. Approval of the annual audit is completed by management and the Board of Directors. Nominations are made by the Board of Directors as a whole. Any Shareholder interest in nominating a director should see "Submission of Shareholder Proposals" below. The Board of Directors as a whole determines the compensation of the Company's executive officers.

EXECUTIVE COMPENSATION

         The following table reflects the aggregate cash compensation, including bonuses and deferred compensation for services in all capacities to the Company during the fiscal years ended April 30, 1996, 1995 and 1994 for the Chief Executive Officer of the Company. No other executive officer of the Company had aggregate remuneration exceeding $100,000.

                                                     Annual  Compensation
                                           ------------------------------------------
Name and                                                            Other            All
Principal                                                           Annual           Other
Position                          Year     Salary                   Compensation     Compensation
--------                          ----     ------                   ------------     ------------
David E. Sandlin
Chairman, President,
Director                          1996     $100,000(1)              (2)                       $962(3)(6)
                                  1995     $ 89,612(1)              (2)                       $308(4)(6)
                                  1994     $  7,115(5)              (5)                        -0-(5)(6)

----------------------------------

(1) Pursuant to an Employment Agreement, dated as of January 3, 1995, by and between the Company and David E. Sandlin (the "Sandlin Agreement"), Mr. Sandlin received a salary at an annual rate of $100,000 from the effective date of such agreement through the end of the fiscal year ended April 30, 1996.

(2) The Sandlin Agreement and Mr. Sandlin's employment arrangement prior to entering into the Sandlin Agreement provides for certain perquisites, including an apartment in Newport News, Virginia, travel costs to and from his home in Atlanta, Georgia and an automobile in Newport News. The aggregate cost of these items for the fiscal year ended April 30, 1996 was $25,081; for the fiscal year ended April 30, 1995, $22,466 and for the fiscal year ended April 30, 1994, $1,483.

(3) Mr. Sandlin is an officer, director and 50% shareholder of Maritime. Maritime has leased a total of 13 aircraft to FII. Prior to FII's sale of FIATC, Maritime had leased certain aircraft and a simulator to FIATC. Maritime also leases aircraft to Sentel Corp., which has been a competitor of FII and a maintenance and parts customer of FII. FII also is a subcontractor of Sentel Corp. for contract flying services. Mr. Sandlin is also a one-third owner of TAC, which has leased one aircraft to the Company. With relation to three particular Learjets owned by the Company, an arrangement was made in May 1996 whereby Maritime would purchase the aircraft from the Company, lease them back to the Company and pay off Michigan National Bank (the entity that financed the aircraft). The Company does not believe that any of the foregoing constituted compensation to Mr. Sandlin, but makes this disclosure for the sake of completeness. See "Certain Relationships and Related Transactions."

(4) As part of the Plan, Mr. Sandlin purchased, for an aggregate of $145,000, 145,000 shares of Common Stock. In addition, as part of the Plan, as incentive compensation to Mr. Sandlin, he was issued 50,000 shares of Common Stock. See also footnote 3 above regarding Mr. Sandlin's relationships with Maritime and TAC.

(5) Mr. Sandlin's employment with the Company commenced in March 1994, just prior to the end of the fiscal year ended April 30, 1994.

(6) Dollar amount consists of contributions by the Company to Mr. Sandlin's account under the Company's defined contribution pension plan.

DIRECTORS' COMPENSATION

         Directors who are not members of management or affiliates thereof receive $1,000 for each Board meeting attended, plus out-of-pocket expenses incurred in connection with such attendance. Members of management and affiliates thereof who are directors do not receive separate compensation therefor.

EMPLOYMENT AGREEMENTS

The Sandlin Agreement

         The Sandlin Agreement continues for a term which expires December 31, 1996, provided, that the Sandlin Agreement is renewed automatically from year to year thereafter unless either party gives notice of termination. Mr. Sandlin's base salary is $100,000 per year (subject to increases by the Board of Directors taking into consideration certain factors specified therein). Mr. Sandlin is reimbursed for all necessary and reasonable expenses incurred in performing under the Sandlin Agreement and certain other expenses specified therein (including without limitation for the cost of an apartment and automobile for his use in Newport News, Virginia and his travel expenses to and from his home in Atlanta, Georgia and Newport News). He is also entitled to participate in any benefit programs which the Company may establish. See below for a discussion of recent Board of Directors-approved changes in Mr. Sandlin's compensation.

         The Company may terminate the Sandlin Agreement for "cause" (as defined therein), in the event of the death or disability of Mr. Sandlin or at any time after delivery to Mr. Sandlin of a written notice of termination. Mr. Sandlin may terminate the Sandlin Agreement on sixty (60) days' written notice for, among other things, a reduction in his base salary below that in existence upon signing (or other material breach by the Company), the relocation of the Company's offices and the assignment of duties inconsistent with his position or material adverse alteration in the nature or status of his responsibilities or conditions of employment (including without limitation material reductions in vacation or material increase in overnight travel obligations not reasonably required).

         In the event that the Sandlin Agreement is terminated by the Company for cause or in the event of death or disability, or in the event Mr. Sandlin terminates the Sandlin Agreement other than in connection with a change in control, Mr. Sandlin receives his salary, expense reimbursements and other benefits through the date of termination, in addition to any applicable insurance benefits.

         In the event of a termination by the Company not for cause, death or disability, or in the event Mr. Sandlin terminates the Sandlin Agreement in connection with a change in control, Mr. Sandlin receives the amounts described above plus a lump sum severance payment equal to 100% of his annual base salary at the rate in effect at the time notice of termination is given. In this circumstance, the Company, for one year after termination, also will provide Mr. Sandlin with life and health insurance benefits substantially similar to those he was receiving immediately prior to the notice of termination. A change in control is deemed to have occurred in the event of a sale of the Company or merger of the Company with another business pursuant to which any person or entity other than certain specified entities (these are Maritime, Global Jet, Phoenix Air Group and DESCO, Aviation Consultants) become beneficial owners of capital stock of the Company.

         The Sandlin Agreement prohibits Mr. Sandlin, during the term of the Sandlin Agreement and for one year thereafter, from serving as an employee, owner, partner, agent, director, officer, consultant or shareholder (except ownership of 5% or less of most public companies) of a business which is materially in competition with the business of the Company, but this provision can be modified by formal resolution of at least 75% of the Board of Directors
(excluding Mr. Sandlin).   The Company agrees to indemnify Mr. Sandlin against
reasonable expenses, liabilities and losses incurred or suffered by him in connection with his service to the Company.

         On September 17, 1996, the Board of Directors approved the extension of the Sandlin Agreement through December 31, 2001, as well as a raise in Mr. Sandlin's base salary to $110,000, with 10% annual base salary increases. The Board also approved issuing to Mr. Sandlin, as compensation, 10,000 shares of Common Stock, conditioned upon shareholder approval of the proposed increase in the number of authorized shares of Common Stock as described in Proposal 2 herein.

Employment Agreement with Wayne M. Richmon

         The Company also has entered into an Employment Agreement with Wayne
M. Richmon, its Executive Vice President, Treasurer and Chief Financial Officer, dated as of January 3, 1995 (the "Richmon Agreement"). The Richmon Agreement continues for a term which expires December 31, 1996, provided, that the Richmon Agreement is renewed automatically from year to year thereafter unless either party gives notice of termination. Mr. Richmon's base salary is $80,000 per year (subject to increases by the Board of Directors taking into consideration certain factors specified therein). Mr. Richmon is reimbursed for all necessary and reasonable expenses incurred in performing under the Richmon Agreement and certain other expenses specified therein. He is also entitled to participate in any benefit programs which the Company may establish. See below for a discussion of recent Board of Directors-approved changes in Mr. Richmon's compensation.

         The Company may terminate the Richmon Agreement for "cause" (as defined therein), in the event of the death or disability of Mr. Richmon or at any time after delivery to Mr. Richmon of a written notice of termination. Mr. Richmon may terminate the Richmon Agreement on sixty (60) days' written notice for, among other things, a reduction in his base salary below $80,000 (or other material breach by the Company), the relocation of the Company's offices and the assignment of duties inconsistent with his position or material adverse alteration in the nature or status of his responsibilities or conditions of employment.

         In the event that the Richmon Agreement is terminated by the Company for cause or in the event of death or disability, or in the event Mr. Richmon terminates the Richmon Agreement other than in connection with a change in control, Mr. Richmon receives his salary, expense reimbursements and other benefits through the date of termination, in addition to any applicable insurance benefits.

         In the event of a termination by the Company not for cause, death or disability, or in the event Mr. Richmon terminates the Richmon Agreement in connection with a change in control, Mr. Richmon receives the amounts described above plus a lump sum severance payment equal to 100% of his annual base salary at the rate in effect at the time notice of termination is given. In this circumstance, the Company, for one year after termination, also will provide Mr. Richmon with life and health insurance benefits substantially similar to those he was receiving immediately prior to the notice of termination. A change in control is deemed to have occurred in the event of a sale of the Company or merger of the Company with another business pursuant to which any person or entity becomes beneficial owner of capital stock of the Company.

         The Richmon Agreement prohibits Mr. Richmon, during the term of the Richmon Agreement and for one year thereafter, from serving as an employee, owner, partner, agent, director, officer, consultant or shareholder (except ownership of 5% or less of most public companies) of a business which is
materially in competition with the business of the Company.   The Company
agrees to indemnify Mr. Richmon against reasonable expenses, liabilities and losses incurred or suffered by him in connection with his service to the Company.

         On September 17, 1996, the Board of Directors approved the extension of the Richmon Agreement through December 31, 1997, as well as a raise in Mr. Richmon's base salary to $88,000. In the event of automatic renewal, Mr. Richmon's base salary will increase 10% per annum. The Board also approved issuing to Mr. Richmon, as compensation, 5,000 shares of Common Stock, conditioned upon shareholder approval of the proposed increase in the number of authorized shares of Common Stock as described in Proposal 2 herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Sandlin is an officer, director and 50% shareholder of Maritime, a major lessor of turbine aircraft. Maritime has leased a total of thirteen aircraft to FII at a total cost to FII of approximately $4,600,000 through October 1999. Prior to FII's sale of FIATC, Maritime had leased certain aircraft and a simulator to FIATC at an annual minimum cost to FIATC of $3,500,000. Maritime also leases aircraft to Sentel Corp. ("Sentel"), which has been a competitor of FII and a maintenance and parts customer of FII. FII also is a subcontractor of Sentel for contract flying services. The Company believes the financial and other arrangements between FII and Maritime are, and between FIATC and Maritime were, reasonable and fair and similar to arrangements which would have been made in an arm's length transaction between FII or FIATC, as applicable, and an unaffiliated third party. The Company does not believe that Mr. Sandlin's relationships with Maritime and, indirectly, Sentel materially interfere with Mr. Sandlin's ability to fully perform his obligations to the Company as a director, officer and employee.

         Mr. Sandlin is also a one-third owner of TAC, which has leased one Casa 235 aircraft to the Company. In anticipation of a project to send Casa 235 aircraft to Bahrain, the Company sought to lease a plane from TAC. In expectation of this lease, TAC purchased the aircraft intended for the lease. Thereafter, this project was eliminated due to DOD budget cutting. However, the aircraft has been leased to the Company. As of April 30, 1996, the Company had not found a full time use for the aircraft and this situation had been causing harm to its cash flow. On April 30, 1996, the lease was modified from $60,000 per month to $500 per hour flown. This substantially reduced the cost of carrying this aircraft, although certain other significant expenses, such as insurance and other maintenance, continue. The Company believes, however, that the financial and other arrangements between FII and TAC are reasonable and fair and similar to arrangements which would have been made in an arm's length transaction between FII and an unaffiliated third party.

         In an effort to alleviate the Company's cash flow problems, the following plan involving three Company owned Learjets which were financed by Michigan National Bank ("MNB") was approved by the Company's Board of Directors in March 1996. The Company's monthly payment to MNB on the aircraft was $47,000. The plan provided that Maritime purchase the aircraft, repay all indebtedness to MNB, and then lease the aircraft back to the Company at a monthly rate of $53,000. The proceeds from the sale were distributed as follows:

                 Sale Price of Aircraft            $2,900,000
                 Payoff of MNB Debt                (1,850,000)
                                                   ----------
                 Proceeds to the Company           $1,050,000

         In addition, an engine also financed by MNB (worth approximately $400,000) was retained by the Company. The plan relieved the Company of its indebtedness to MNB, allowed it to receive an additional $1,050,000 and pay only $6,000 per month more for the lease than it was paying to service the debt.

         Mr. Bone is an officer, director and 50% shareholder of Maritime. In addition, Mr. Bone is the sole shareholder, director and officer of Global Jet ("Global Jet"), which, with Mr. Bone, has been instrumental in developing the fleet of Learjets for Phoenix Air Group, a competitor of FII. The Company does not believe that Mr. Bone's relationships with Maritime and Global Jet materially interfere with Mr. Bone's ability to fully perform his obligations to the Company as a director.

         The Board of Directors of the Company currently requires approval or ratification by the Board of all related party transactions.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL SIX NOMINEES FOR DIRECTOR.


                               PROPOSAL NUMBER 2
                            TO AMEND THE ARTICLES OF
                           INCORPORATION TO INCREASE
                       AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has unanimously approved and recommends to shareholders that they consider and approve a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 1,000,000 to 10,000,000 shares. If the proposed amendment is approved, Articles of Amendment in the form attached as Exhibit A to this Proxy Statement would be filed with the Secretary of State of the State of Georgia (the "Amendment").

         The Company now has only 10,024 authorized and unissued shares, and the Board of Directors believes that an increase in the authorized shares is desirable because it would provide the Company with flexibility in the future in considering possible financings, acquisitions, recapitalizations, restructurings, stock dividends or stock splits, employee stock plans or other general corporate purposes. In particular, the Board of Directors is considering the possibility of a stock split in the near future, although there can be no assurance the Board of Directors will decide to effect such a stock split. In addition, the Board of Directors has approved the issuance of certain shares of Common Stock to members of management conditioned upon the approval of this proposal. See Proposal Number 1, "Election of Six Directors - Executive Compensation - Employment Agreements." If the proposed amendment is approved, the additional shares, when issued, will have the same voting and other rights as the Company's presently authorized Common Stock.

         The holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock. Shareholder approval generally is not required prior to the issuance of previously authorized shares of the Company's Common Stock. While the specific circumstances under which the additional authorized shares contemplated by the proposed Amendment might be issued are presently unforeseeable (other than a possible stock split and the additional shares of Common Stock to be issued to management as discussed below), it is not expected that such issuance would be submitted to the Shareholders for ratification or approval unless otherwise required by law, regulation, stock exchange listing agreement, or the governing instruments of the Company. Approval by the Board of Directors of any transaction involving the issuance of additional shares of Common Stock will depend upon such factors as the Board of Directors, in its discretion, deems to be in the best interests of the Company. Other than a possible stock split discussed below and the additional shares of Common Stock to be issued to management as discussed above, the Company has no understandings, arrangements or agreements with respect to the issuance of any of the additional shares to be authorized by the proposed Amendment, but the Company may seek to issue additional shares to improve the Company's financial condition, as well as for acquisitions, new financings and other corporate purposes.

         Because the Board of Directors has the authority to issue shares of Common Stock to persons opposed to a takeover attempt, an increase in the number of authorized shares of the Company's Common Stock may have the effect of discouraging takeover attempts and may also have the effect of maintaining the position of incumbent management even if such a transaction or removal of management might be beneficial to the Shareholders generally. The increase in the number of authorized shares of Common Stock is not being made in response to any existing efforts by any party of which the Company is aware to accumulate the Company's stock or to obtain control of the Company, and such increase is not being proposed for the purpose of discouraging takeover attempts. The Amendment is not part of a plan to adopt a series of amendments having an anti-takeover effect, and the Company has not present intention to propose any anti-takeover measures. The Company is not aware of any other characteristics of its Articles of Incorporation or By-laws that could have the effect of discouraging takeover attempts.

         The Company may elect to effect a stock split of or declare a stock dividend on the Common Stock. As a result of the Company's bankruptcy reorganization, numerous holders of Common Stock hold fewer than five shares, and a stock split may be beneficial to encourage public trading of the Common Stock. The Board of Directors currently is examining these options.

         The affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote is required to approve this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                               PROPOSAL NUMBER 3
                              ELECTION OF AUDITORS

         The Shareholders will be asked to ratify the appointment of the firm of BDO Seidman, independent certified public accountants, as auditors of the Company for the fiscal year ended April 30, 1997. A representative of BDO Seidman will be present at the Annual Meeting, have an opportunity to make a statement if he so desires, and be available to respond to appropriate questions from Shareholders.

         THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.


         The Board of Directors is not aware that any matters other than those set forth herein will come before the Annual Meeting. Should any matters requiring the vote of the Shareholders arise, it is intended that shares represented by proxies will be voted in respect thereof in accordance with the discretion of the person or persons holding the proxy.

SUBMISSION OF PROPOSALS OF SHAREHOLDERS

         Proposals of Shareholders intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received at the Company's offices at Newport News/Williamsburg Airport, Newport News, Virginia 23602, Attention:
Ann P. Campbell, Corporate Secretary, no later than June 15, 1997, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended April 30, 1996, including audited financial statements, is enclosed with this proxy statement, but is not a part of the proxy solicitation material. The exhibits to the Form 10-KSB of the Company for the fiscal year ended April 30, 1996, which the Annual Report includes, are not included with this proxy statement, however, the Company is willing to supply copies of such exhibits (to the extent not submitted for confidential treatment) upon written request to the Company.

                      THE FLIGHT INTERNATIONAL GROUP, INC.
                Newport News/Williamsburg International Airport
                          Newport News, Virginia 23602

                              --------------------
                                     PROXY
                              --------------------

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE FLIGHT INTERNATIONAL GROUP, INC.'S BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 10, 1996 FOR SHAREHOLDERS OF RECORD NOVEMBER 15, 1996.

The undersigned, being a holder of shares of New Common Stock, par vale $.01 per share, of The Flight International Group, Inc., a Georgia corporation (the "Company"), hereby designates David E. Sandlin, Wayne M. Richmon or Ann P. Campbell his proxy, with full power of substitution in the premises, to vote at an annual meeting of shareholders of the Company to be held at the Company's offices at Newport News/Williamsburg International Airport, Newport News, Virginia 23602, on December 10, 1996, at 11:00 a.m., or at any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS: Nominees: David E. Sandlin, Wayne M. Richmon, C. Lofton Fouts, John R. Bone, James N. Lingan and Vice Admiral Richard M. Dunleavy
       VOTE FOR all nominees listed above, except vote withheld from the ------ following nominees (if any):
       VOTE WITHHELD from all nominees listed.
------

2. APPROVE THE PROPOSED INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK OF THE COMPANY FROM 1,000,000 SHARES OF NEW COMMON STOCK, PAR VALUE $.01 PER SHARE, TO 10,000,000 SHARES OF NEW COMMON STOCK.
       VOTE FOR                  VOTE AGAINST                      ABSTAIN
------                    ------                            ------

3. RATIFY THE APPOINTMENT OF BDO SEIDMAN AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED APRIL 30, 1997.
       VOTE FOR                  VOTE AGAINST                      ABSTAIN
------                    ------                            ------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). THE FAILURE TO FILL IN THE CHOICES INDICATED ABOVE WILL AUTHORIZE THE PROXIES TO VOTE FOR THE PROPOSALS TO BE BROUGHT BEFORE THE MEETING.
                     (Please Date and Sign on Reverse Side)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership or other entity, please sign in entity name by authorized person. It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

                            NUMBER OF SHARES:
                                             ----------------------------------

                            DATED:
                                  ---------------------------------------------

                            ---------------------------------------------------
                            SIGNATURE OF STOCKHOLDER

                            ---------------------------------------------------
                            SIGNATURE IF HELD JOINTLY

                            PLEASE ENTER YOUR SOCIAL SECURITY NUMBER OR FEDERAL EMPLOYER IDENTIFICATION NUMBER HERE:

                            SOCIAL SECURITY OR FEI NO.
                                                      -------------------------

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   EXHIBIT A

                             ARTICLES OF AMENDMENT

                      THE FLIGHT INTERNATIONAL GROUP, INC.

         1.      The name of the corporation is The Flight International Group,
Inc.

         2. Article 2 of the Amended and Restated Articles of Incorporation of the corporation is hereby deleted and replaced with the following new Article 2:

         "2.     There shall be one class of stock and the number of shares that the corporation is authorized to issue is:

                 10,000,000 shares of New Common Stock, par value $.01. Each share of New Common Stock to have one vote and identical rights, preferences and limitations as any other share of New Common Stock."

         3.      The Amendment was adopted on December 10, 1996.

         4. The Amendment was duly approved by the shareholders of the corporation in accordance with the provisions of Code Section 14-2-1003.

         IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be duly executed on the ________ day of December, 1996.

                                       THE FLIGHT INTERNATIONAL GROUP, INC.


                                       By:
                                          -------------------------------------
                                          David E. Sandlin, President